Designated Filer:  Patrick T. Hackett
Issuer and Ticker Symbol:  Nuance Communications, Inc. [NUAN]
Date of Event Requiring Statement: January 30, 2009

                                                                    Exhibit 99.1

                            Explanation of Responses

This Form 3 is filed on behalf of Patrick T. Hackett, a General Partner of Warburg Pincus & Co., a New York general partnership ("WP"), and a Managing Director and Member of Warburg Pincus LLC, a New York liability company ("WP LLC"), who became a member of the Board of Directors of Nuance Communications, Inc. (the "Company") on January 30, 2009. WP is the managing member of Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"). WPP LLC is the sole member of Warburg Pincus X LLC, a Delaware limited liability company ("WP X LLC") and the general partner of Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII" and, together with two affiliated partnerships, the "WP VIII Funds"). WP X LLC is the sole general partner of Warburg Pincus X, L.P., a Delaware limited partnership ("WP X LP"), which in turn is the sole general partner of each of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership ("WP X") and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WPP X" and, together with WP X, the "WP X Funds"; and together with the WP VIII Funds, the "Funds"). WP LLC manages each of the Funds. As such, Mr. Hackett may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in an indeterminate portion of the securities that may be deemed to be beneficially owned by WP, WP LLC, WPP LLC, WP VIII, WP X LLC, WP X LP, WP X and WPP X (the "Warburg Entities").

As of the date hereof, WP VIII may be deemed to beneficially own, in the aggregate, 37,408,650 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") and an additional 14,328,776 shares of Common Stock, in the aggregate, issuable upon the exercise of certain derivative securities. As of the date hereof, WP X may be deemed to beneficially own, in the aggregate, 16,856,362 shares of Common Stock and an additional 3,742,687 shares of Common Stock, in the aggregate, issuable upon the exercise of certain derivative securities. As of the date hereof, WPP X may be deemed to beneficially own, in the aggregate, 539,264 shares of Common Stock and an additional 119,735 shares of Common Stock, in the aggregate, issuable upon the exercise of certain derivative securities.

Mr. Hackett disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Entities, except to the extent of any indirect pecuniary interest therein. This Form 3 shall not be deemed an admission that Mr. Hackett or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.